SCHEDULE 14A
                                                  (Rule 14a-101)
                                             SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                                               Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement   |_| Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

              Brown-Flournoy Equity Income Fund Limited Partnership
                 (Name of Registrant as Specified In Charter)

      -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                            N/A

     (2) Aggregate number of securities to which transaction applies:

                            N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               $9,625,488.00 Purchase Price for the assets of the Registrant

     (4) Proposed maximum aggregate value of transaction:

               $9,625,488.00

     (5) Total fee paid:

                $1,925.00

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ----------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------

     (3)  Filing Party:
          ----------------------------------------------------------------

     (4)  Date Filed:
          ----------------------------------------------------------------

                                           [LETTERHEAD OF BROWN-FLOURNOY
                                      EQUITY INCOME FUND LIMITED PARTNERSHIP]



Dear Limited Partners:

                  We are writing to request your consent to sell all of the real estate assets (the "Sale") of Brown-Flournoy Equity Income Fund Limited Partnership (the "Partnership") to Mid-America Apartments, L.P. (the "Purchaser") and to amend the Agreement of Limited Partnership to permit the Limited Partners to take such action by written consent (the "Amendment" and, together with the Sale, the "Transaction").

                  A majority of the Partnership's outstanding limited partnership interests ("Units") must consent to the Transaction in order for the Transaction to be approved. After consummation of the Sale, the Partnership will, in accordance with the Partnership's Agreement of Limited Partnership, liquidate, dissolve and distribute its net assets to the registered holders of Units ("Unitholders"). John F. Flournoy (the "Development General Partner") and Brown Equity Income Properties, Inc. (the "Administrative General Partner" and, together with the Development General Partner, the "General Partners") estimate that such distribution (prior to any reduction due to state or local tax withholding) will equal approximately $385 per $1,000 Unit, although the actual amount distributed per Unit will vary depending on the date of each Unitholder's admission to the Partnership.

                  We have enclosed a Consent Solicitation Statement, dated October ___, 1997 (the "Solicitation Statement") and a form for indicating whether or not you wish to grant your consent to the Sale and the Amendment (the "Consent Form").

                  The enclosed materials discuss the terms of the Transaction in detail, but we would like to summarize our reasons for recommending that you consent to proceeding with the Transaction.

                  o We believe that the aggregate purchase price for the Partnership's portfolio of properties, including the assumption by the Purchaser of the Partnership's liabilities, including mortgage indebtedness, of approximately $30.0 million, represents an attractive sales price for the properties.

                  o Competition among multifamily housing in each of the Partnership's markets has increased significantly over the past two years, resulting in a supply and demand imbalance that has forced management to reduce rents to retain and attract tenants. A sale at this time takes advantage of a valuation based on historically high operating results not yet impacted by the current competitive environment.

                 o The average age of the Partnership's properties is 10 years. A sale at this time will avoid the adverse impact expected capital expenditure requirements in future years could have on the Partnership's ability to increase or maintain distributions to Unitholders.

                  The Solicitation Statement contains a complete discussion of the advantages and disadvantages of the Transaction under the heading "GENERAL PARTNER RECOMMENDATION." After carefully weighing the facts and circumstances associated with the Transaction, as well as alternative courses of action, we have concluded that the Sale and subsequent liquidation of the Partnership is an attractive opportunity for Unitholders.

                  Therefore, we recommend that you approve the Transaction by signing and returning the enclosed Consent Form in the accompanying postage-prepaid envelope, by overnight courier or by facsimile to the address or facsimile number below. Your participation is extremely important. Please note that this solicitation will expire at 5:00 P.M., Eastern Standard Time, on November __, 1997 unless extended by the General Partners in their discretion.

                  If you have any questions or would like additional copies of the enclosed materials, please feel free to contact the Partnership at 225 East Redwood Street, Baltimore, Maryland 21202; telephone number (410) 727-4083; facsimile number (410) 625-2694.

                                                    Sincerely,

                                           Brown-Flournoy Equity Income Fund
                                            Limited Partnership

                                  By: Brown Equity Income Properties, Inc. Administrative General Partner


                                  By:
                                           John M. Prugh
                                           President



                                  By:
                                           John F. Flournoy
                                           Development General Partner

                                         BROWN-FLOURNOY EQUITY INCOME FUND
                                                LIMITED PARTNERSHIP


                                          CONSENT SOLICITATION STATEMENT


                                                   INTRODUCTION

         This Consent Solicitation Statement (this "Statement") is being furnished to holders ("Unitholders") of record of $1,000 units ("Units") of Class A Limited Partnership interests in Brown- Flournoy Equity Income Fund Limited Partnership (the "Partnership"), as of the close of business on October __, 1997 (the "Record Date"), in connection with the solicitation (the "Solicitation") of consents, upon the terms and subject to the conditions of this Statement and the accompanying form of consent (the "Consent Form"), by Brown Equity Income Properties, Inc. (the "Administrative General Partner") and John F. Flournoy (the "Development General Partner" and, together with the Administrative General Partner, the "General Partners"), the general partners of the Partnership, on behalf of the Partnership, to (i) the proposed sale of the Properties (as defined below) to Mid-America Apartments, L.P., a Tennessee limited partnership (the "Purchaser"), pursuant to a Purchase and Sale Agreement dated as of October 14, 1997, between the Partnership and the Purchaser (the "Purchase Agreement"), the text (excluding the schedules and exhibits thereto) of which is attached as Annex I hereto and incorporated herein by reference (the sale of the Properties and the other transactions contemplated by the Purchase Agreement are hereinafter referred to collectively as the "Sale"), and (ii) the amendment (the "Amendment" and, together with the Sale, the "Transaction") of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 26, 1986, pursuant to which the Partnership was formed (as amended, supplemented or otherwise modified from time to time, the "Partnership Agreement") to the extent necessary to permit the consummation of the Sale as contemplated in this Statement. Upon consummation of the Sale, the Partnership will receive approximately $9,625,000 in cash consideration, as adjusted by the prorations described in the Purchase Agreement. After the consummation of the Sale, the Partnership will, in accordance with the Partnership Agreement, distribute the net proceeds of the Sale and the Partnership's remaining net assets to Unitholders. The General Partners presently estimate that such distribution (after establishing a reserve for payment of any obligations relating to the ownership, management and operation of the Partnership's properties prior to the closing of the Sale) will equal approximately $385 per Unit (prior to any reduction due to state or local tax withholding). The actual amount distributed per Unit may vary for each Unitholder depending on the date of such Unitholder's admission to the Partnership. To date, based on the first admission date, the Partnership has distributed $987 per Unit from operations, cash reserves and refinancing proceeds.
See "LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS."

         This Statement and the enclosed Consent Form are first being mailed to Unitholders on or about October __, 1997.

         This Statement, including the Purchase Agreement attached hereto, contains important information which should be read before any decision is made with respect to the Solicitation. All statements in this Statement are qualified in their entirety by reference to the Purchase Agreement attached hereto as Annex I (excluding schedules and exhibits). Unitholders are urged also to read the text of the Purchase Agreement.

         THE GENERAL PARTNERS RECOMMEND THAT UNITHOLDERS CONSENT TO THE TRANSACTION.

         THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER __, 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE GENERAL PARTNERS IN THEIR SOLE DISCRETION. CONSENT FORMS MAY BE REVOKED AT ANY TIME UNTIL THE EXPIRATION DATE, BUT MAY NOT BE REVOKED THEREAFTER.

     Questions and requests for assistance or additional copies of the Solicitation documents may be directed to the Administrative General Partner at the Partnership's principal executive office at 225 East Redwood Street, Baltimore, Maryland 21202, Attention: Taylor Classen; Telephone Number: (410) 727- 4083; Facsimile Number: (410) 625-2694.

                                          DESCRIPTION OF THE SOLICITATION

Purpose of the Solicitation

         Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Consent Form, the General Partners on behalf of the Partnership are soliciting consents from Unitholders for the purpose of approving the proposed Transaction. See "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT," "DESCRIPTION OF THE SALE," "THE AMENDMENT" and "USE OF PROCEEDS."

         The cost of preparing, assembling, printing and mailing this Statement and the enclosed Consent Form, and the cost of soliciting Consent Forms, will be borne by the Purchaser, unless the Sale is not consummated, in which case such costs will be borne by the Development General Partner. Solicitation of the Consent Forms will be made initially by mail. In addition to solicitation by mail, Consent Forms may also be solicited personally, by telephone or by facsimile by directors, officers or other regular employees of the Administrative General Partner. No additional compensation will be paid to directors, officers or other regular employees of the Administrative General Partner for such services. FDC (as defined below) has retained MacKenzie Partners, Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist in the solicitation of consents.

Expiration Date; Extension; Amendment

         This Statement is furnished in connection with the solicitation of Consent Forms by the General Partners to the Transaction, as contemplated by the Purchase Agreement. The Solicitation will expire at 5:00 p.m., Eastern Standard Time, on the Expiration Date, unless extended by the General Partners in their sole discretion. The Partnership expressly reserves the right, in the sole discretion of the General Partners, (i) to extend the Expiration Date, from time to time, until the Requisite Consents (as defined below) have been obtained, and
(ii) to amend, at any time or from time to time before the Requisite Consents are obtained, the terms of the Solicitation. As promptly as practicable following any such extension or amendment, notice thereof shall be given by the Partnership to each Unitholder in writing.

Record Date; Requisite Consents

         The Partnership has fixed the close of business on October __, 1997, as the Record Date for determining the Unitholders entitled to notice of and to consent to the Transaction. Only Unitholders on the Record Date or their duly designated proxies may execute and deliver a Consent Form. As of the Record Date, there were 27,000 Units outstanding held by approximately 1,155 holders of record. Such holders are entitled to one vote per Unit. The General Partners are seeking the consent of the holders of a majority of the issued and outstanding Units (the "Requisite Consents") for (i) the disposition of substantially all of the Partnership's assets, and (ii) an amendment of the Partnership Agreement (as provided in the Section entitled "THE AMENDMENT").

Consent Procedures

         UNITHOLDERS WHO DESIRE TO CONSENT TO THE TRANSACTION SHOULD DO SO BY MARKING THE APPROPRIATE BOX ON THE CONSENT FORM INCLUDED HEREWITH, AND COMPLETING, SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE PARTNERSHIP BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ABOVE AND ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

         All Consent Forms that are properly completed, signed and delivered to the Partnership and not properly revoked (See "Revocation of Instructions" below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE "CONSENT" NOR THE "DOES NOT CONSENT" NOR THE "ABSTAIN" BOX IS MARKED WITH RESPECT TO THE TRANSACTION, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE UNITHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE TRANSACTION.

         Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and must submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.

         The execution and delivery of a Consent Form will not affect a Unitholder's right to sell or transfer the Units. All Consent Forms received by the Partnership (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the Unitholder revokes such Consent Form prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date by following the procedures set forth under "Revocation of Instructions" below.

         All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by the General Partners in their sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with deliveries of Consent Forms must be cured within such time as the General Partners determine. Neither the General Partners nor any of their affiliates or any other persons shall be under any duty to give any notification of any such defects or irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this Solicitation by the General Partners shall be conclusive and binding.

Revocation of Instructions

         Any Unitholder who has delivered a Consent Form to the Partnership may revoke the instructions set forth in such Consent Form by delivering to the Administrative General Partner a written notice of revocation prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as "CONSENT" or "DOES NOT CONSENT" or "ABSTAIN", as the case may be, (iii) be signed by the Unitholder thereof in the same manner as the original signature on the Consent Form, and
(iv) be received by the Administrative General Partner prior to 5:00 p.m. Eastern Standard Time, on the Expiration Date at its address set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO UNITHOLDER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

No Dissenting Unitholders' Rights

         Under the Delaware Revised Uniform Limited Partnership Act and under the Partnership Agreement, Unitholders do not have dissenter's appraisal rights in connection with the Transaction.


                                           INTERESTS OF CERTAIN PERSONS

         The terms of the Transaction were determined through negotiations between Flournoy Development Company ("FDC"), which, as part of a larger series of transactions that includes the Sale, will merge with and into Mid-America Apartment Communities, Inc., a Tennessee corporation ("MAAC"), the sole general partner of the Purchaser, and the Administrative General Partner. John F. Flournoy, the Development General Partner of the Partnership, is the Chairman and Chief Executive Officer of FDC and will become the largest shareholder and Vice Chairman of MAAC (owning approximately 5.8% of MAAC's outstanding shares of common stock following consummation of the Merger, assuming no conversion of outstanding units of limited partnership interest of the Purchaser into shares of MAAC common stock) in connection with the Merger (hereinafter defined), and therefore has a substantial economic interest in the Transaction. The
Administrative General Partner is a wholly owned subsidiary of Alex. Brown Realty, Inc., a Maryland corporation engaged in the organization of real estate investment programs.

                                           DESCRIPTION OF THE PROPERTIES

         All of the Properties are multifamily apartment properties purchased and developed by the Partnership and located in mid-size markets in the Southeastern United States. Attached hereto as Annex II are financial statements for each of the Properties that reflect each Property's operating results for the years ended December 31, 1996 and 1995, and the six month period ended June 30, 1997. Summary characteristics of each Property are described below.

         Hidden Lake Phase II ("Hidden Lake") is located in Union City, Georgia, and contains 160 apartment units. Hidden Lake's average apartment size is 962 square feet and average rent, as of June 30, 1997, was $606 per month. Hidden Lake's "Economic Occupancy" (defined as gross potential rent less vacancy losses, model expenses and bad debt divided by gross potential rent for the entire period, expressed as a percentage) for the month of June, 1997, was 87%. Hidden Lake was completed in 1987.

         High Ridge ("High Ridge") is located in Athens, Georgia, and contains 160 apartment units. High Ridge's average apartment size is 1,166 square feet and average rent, as of June 30, 1997, was $755 per month. High Ridge's Economic Occupancy for the month of June, 1997, was 81%. High Ridge was completed in 1987.

         Park Place ("Park Place") is located in Spartanburg, South Carolina, and contains 184 apartment units. Park Place's average apartment size is 1,061 square feet and average rent, as of June 30, 1997, was $606. Park Place's Economic Occupancy for the month of June, 1997, was 87%. Park Place was completed in 1987.

         Southland Station Phase I ("Southland Station") is located in Warner Robins, Georgia, and contains 160 apartment units. Southland Station's average apartment size is 1,167 square feet and average rent, as of June 30, 1997, was $643. Southland Station's Economic Occupancy for the month of June, 1997, was 93%. Southland Station was completed in 1987.


                            DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT

Parties to the Purchase Agreement

         The Purchase Agreement has been entered into between the Partnership, as seller, and Mid- America Apartments, L.P., a Tennessee limited partnership and majority owned subsidiary of MAAC, as purchaser. Pursuant to the Purchase Agreement, the Partnership has agreed to sell all of its interests in its real estate properties to the Purchaser. The summary contained in this Statement is qualified in its entirety by reference to the Purchase Agreement which is attached as Annex I hereto and is incorporated herein by this reference.

         The Partnership is a Delaware limited partnership with its principal executive office at 225 East Redwood Street, Baltimore, Maryland 21202; Telephone Number (410) 727-4083. For a description of the Partnership and the Properties, see the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Partnership's 10-K"), a copy of which is being mailed to Unitholders together with this Statement and is incorporated herein by reference.

         The Purchaser is a Tennessee limited partnership with an address at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138; Telephone Number (901) 682-6600. The Transaction is part of a series of transactions in which FDC will be merged with and into MAAC, and pursuant to which MAAC and the Purchaser will consolidate the ownership of the multifamily apartment properties (including the Properties) currently owned by FDC and certain affiliated entities as well as continue the real estate businesses previously conducted by FDC and its affiliates (collectively, the "Reorganization"). FDC has entered into an Agreement and Plan of Reorganization, dated September 17, 1997, by and among FDC, the Purchaser and MAAC (the "Reorganization Agreement"), which specifies the terms and conditions of the Reorganization.

Assets Transferred

         The Purchase Agreement provides that at the closing of the Sale (the "Closing"), the Partnership will transfer and convey to the Purchaser all of the real estate assets of the Partnership, which consist of Hidden Lake Apartments (Phase II) in Union City, Georgia, High Ridge Apartments in Athens, Georgia, Park Place Apartments in Spartanburg, South Carolina, and Southland Station Apartments (Phase I) in Warner Robins, Georgia, and certain other related assets (collectively, the "Properties"). See "LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS."

Purchase Price

         The aggregate purchase price for the Properties is approximately $30.0 million (approximately $9.6 million net of assumed liabilities of approximately $20.4 million), which will be paid in cash at the Closing (the "Purchase Price"). The Purchaser has agreed to pay all closing costs relating to the Sale and to assume certain liabilities of the Partnership, as described in "Assumption of Liabilities" below.

Assumption of Liabilities

         The Purchaser has agreed to assume, from and after the date of the Closing, all obligations of the Partnership relating to the Properties, including obligations under mortgage indebtedness encumbering the Properties and under existing leases. It is anticipated that the Purchaser will repay such mortgage indebtedness in connection with the Closing. The Partnership will reserve a certain amount of the proceeds of the Sale for the purposes of satisfying any obligations and liabilities relating to the ownership, management and operation of the Properties prior to the Closing. The actual amount of such reserve will be determined by the General Partners at the Closing.

Closing and Conditions to Closing

         The Purchase Agreement provides that the Closing will occur simultaneously with the closing of the Reorganization (the "Closing Date"). The Purchaser and the Partnership have each agreed to use their reasonable efforts to close the Sale on or before November 17, 1997 (or as soon thereafter as practicable); provided, however, the Closing shall occur no later than December 31, 1997.

         Under the Purchase Agreement, the consummation of the Sale is subject to the satisfaction of certain conditions, including (i) satisfaction or waiver of the conditions to the closing of the Reorganization (as set forth in the Reorganization Agreement) including obtaining all necessary partner, lender and other third-party consents and the closing of the Reorganization pursuant to the Reorganization

Agreement simultaneously with the Closing, but in any case on or before December 31, 1997; (ii) receipt of pay-off letters from each lender holding mortgages encumbering the Properties permitting the prepayment of such indebtedness by the Purchaser; (iii) the absence of any adverse, undisclosed title matters respecting land or improvements relating to the Properties, or the condemnation or destruction of any of the Properties, in each case unless the Purchaser determines, in its sole discretion, that it is in its best interests to consummate the Sale in whole or as to any Property; and (iv) the consent of the holders of a majority of the issued and outstanding Units to the Transaction.

         The Purchaser may also exclude one or more of the Properties pursuant to the terms of the Purchase Agreement while consummating the Sale as to the remaining Properties upon the occurrence of certain conditions, including damage to or condemnation of a Property, discovery of title defects as to a Property, and the breach of certain representations and warranties or the failure to satisfy certain conditions relating to a Property, as set forth in the Reorganization Agreement. If a Property is so excluded, the Purchase Price will be reduced by the amount of the net Purchase Price allocable to such excluded Property, as set forth in the Purchase Agreement. The aggregate Purchase Price (net of liabilities to be assumed by the Purchaser at the Closing) has been allocated in the Purchase Agreement among the four Properties, as follows:

                           Hidden Lake                        $1,633,477
                           High Ridge                         $3,726,664
                           Park Place                         $1,411,549
                           Southland Station                  $2,853,797

         The consummation of the Sale is also subject to the condition that if the number of apartment units in all of the properties, including properties being purchased or acquired in the Reorganization other than the Properties, that are excluded from the Reorganization, either pursuant to the Purchase Agreement or the Reorganization Agreement, exceed an aggregate of 1,000 apartment units, then the Purchaser may refuse to consummate the Sale.

Representations and Warranties; Covenants; Engineering and Environmental Audit

         The Purchase Agreement contains representations and warranties with respect to the Partnership and the Properties which generally are customary in a transaction of this type including representations by the Partnership that it has the authority to enter into the Purchase Agreement and to consummate the
Sale, subject to obtaining the Requisite Consents of the Unitholders as described herein, and that it has good and marketable title to the Properties. The Partnership also has covenanted, among other things, to grant to the Purchaser access to the Properties during the period prior to the Closing and to allow the Purchaser to conduct an engineering audit and a Phase I environmental audit of the Properties. The Purchaser has agreed to indemnify the Partnership for all liabilities, damages and expenses imposed upon the Partnership in connection with such audits and the entry upon the Properties by the Purchaser's employees, agents and independent contractors. The Purchaser has also made customary representations with regard to the transaction, including representations relative to the authority of the Purchaser to enter into the Purchase Agreement and to consummate the Sale and that the Purchaser has all consents necessary to consummate the Sale.

Termination

         The Purchase Agreement may be terminated (a) upon the mutual written consent of the Partnership and the Purchaser, (b) by the Partnership or the Purchaser upon a material breach of any covenant, representation or warranty of the other party, or either party's failure to close the Transaction as required under the Purchase Agreement, if such breach or failure has not been remedied by such party within ten (10) business days of receipt of written notice thereof, or (c) if the Closing has not taken place by December 31, 1997. In the event of a default by the Partnership under the Purchase Agreement, the sole remedies of the Purchaser shall be (i) to terminate the Purchase Agreement without any claim for damages or (ii) to pursue specific performance of the Partnership's obligations. In the event of a default by the Purchaser under the Purchase Agreement, the Purchaser is obligated to pay to the Partnership upon termination of the Purchase Agreement by the Partnership liquidated damages of $1,000 in cash.

Exclusivity

         Pursuant to the Purchase Agreement, the Partnership has agreed that it will not, directly or indirectly, through any officer, director, partner, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors, partners or employees of the Partnership or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by the Partnership or any of the Partnership's affiliates to take such action. The
Partnership also has agreed to notify the Purchaser promptly as to all of the relevant details of any such Competing Transaction or offer that could lead to a Competing Transaction. A "Competing Transaction" is defined in the Purchase Agreement as the sale or other transfer by the Partnership of all or any portion of any Property, whether though direct sale, merger, consolidation, asset sale, exchange, recapitalization, other business combination, liquidation, or other action out of the ordinary course of business of the Partnership.

Regulatory Requirements

         To the best knowledge of the Partnership, other than applicable regulatory requirements under the federal securities laws, there are no federal or state regulatory requirements which must be complied with, nor are there any governmental consents or approvals that must be obtained, in connection with the Sale and the other transactions contemplated under the Purchase Agreement. To the best knowledge of the Partnership, there are no federal or state regulatory requirements, other than certain regulatory requirements under the laws of the State of Delaware, that must be complied with in connection with the liquidation and dissolution of the Partnership following the Sale. These regulatory requirements will be complied with at the time of such liquidation and dissolution.

Prorations

         The Partnership will reserve a certain amount of the proceeds of the Sale for the purpose of satisfying obligations and liabilities relating to the ownership, management and operation of the Properties prior to the Closing Date. The actual amount of such reserve will be determined by the General Partners at the Closing.

                                              DESCRIPTION OF THE SALE

Net Asset Value of Partnership

         Based on the information set forth more fully in the Partnership's 10-K (a copy of which is being mailed to Unitholders together with this Statement and is incorporated herein by reference), and on the General Partners' estimate of property values as of September 30, 1997, the General Partners estimate that the Partnership has a current net asset value of approximately $385 per Unit. The net asset value per Unit is an estimate of the amount Unitholders of the Partnership would receive per Unit if the Partnership's assets were sold at their respective current values without reduction for selling expenses as of the close of the year, and sales proceeds along with the other funds of the Partnership were distributed in a liquidation of the Partnership. There can be no assurance that the estimated net asset value per Unit could be realized by the Partnership or Unitholders upon liquidation, or that Unitholders would realize the estimated net asset value per Unit if they attempted to sell their Units because an established public market for the Units does not exist.

         The General Partners estimate that the net proceeds of the Sale (after taking into account the establishment of a reserve for payment of obligations relating to the ownership, management and operation of the Properties prior to the Closing Date), will result in a return to Unitholders of approximately $385 per Unit (depending on the date of a Unitholder's admission to the Partnership and prior to any reduction due to state or local tax withholding), an amount equal to approximately One Hundred Percent (100%) of the General Partner's estimate of the Partnership's current net asset value per Unit. There can, however, be no assurances that this will be the actual amount distributed to Unitholders because such reserves have not yet been established and because one or more of the Properties may be excluded from the Sale. See "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT -- Closing and Conditions to Closing."

Background and Reasons for the Sale

         Background. In May 1996, representatives of FDC, including John F. Flournoy, communicated to representatives of the Administrative General Partner that FDC had been considering converting into a publicly traded real estate investment trust (a "REIT"). The conversion would have consisted of a series of related transactions in which FDC would have succeeded to the properties owned and the real estate businesses previously conducted by FDC and its affiliates, including the Properties (the "FDC Transaction"). Representatives of FDC had several conversations with representatives of the Administrative General Partner throughout August and September of 1996 in which the parties discussed specific valuations and the methodology of performing valuations of the Partnership and the Properties.

         On October 16, 1996, representatives of FDC and a representative of the Administrative General Partner agreed to the Purchase Price. FDC originally proposed a purchase price consistent with the valuation methodology it had applied to other properties that FDC was considering including in the FDC Transaction. Pursuant to negotiations with representatives of the Administrative General Partner, however, FDC agreed to increase the values attributed to the Properties in FDC's valuation, resulting in the Purchase Price.

         The Sale originally was structured as part of the FDC Transaction. It was anticipated that Flournoy Residential, L.P., a Georgia limited partnership to be formed by FDC, would purchase the Properties from the Partnership as part of the FDC Transaction. In lieu of proceeding with an initial public offering, however, FDC subsequently decided to pursue the Reorganization. On September 17, 1997, MAAC, the Purchaser and FDC entered into the Reorganization Agreement, pursuant to which, among other things, the Purchaser agreed to purchase the Properties for the Purchase Price negotiated between FDC and the Administrative General Partner in connection with the FDC Transaction.

         On October 14, 1997, the Partnership and the Purchaser entered into the Purchase Agreement. Under the terms of the Purchase Agreement, the Purchaser will purchase the Properties for an aggregate purchase price of approximately $30.0 million (approximately $9.6 million net of assumed liabilities of approximately $20.4 million), as adjusted by the prorations described in the Purchase Agreement. The General Partners estimate that this amount (after taking into account the establishment of a reserve for payment of obligations relating to the ownership, management and operation of the Properties prior to the Closing Date) will result in a return to Unitholders of approximately $385 per Unit (depending on the date of a Unitholder's admission to the Partnership and prior to any reduction due to state or local tax withholding). There can, however, be no assurances that this will be the actual amount distributed to Unitholders because such reserve has not yet been established and because one or more of the Properties may be excluded from the Sale. See "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT -- Closing and Conditions to Closing."

         Reasons for the Sale. As more fully discussed under "GENERAL PARTNERS' RECOMMENDATION" below, the General Partners believe that the Purchase Price for the Properties represents an attractive sales price for the Properties based upon the current competitive environment in the Partnership's markets and the adverse impact that anticipated future capital requirements for the Properties will have on the Partnership's ability to increase or maintain distributions to Unitholders. Accordingly, the General Partners believe that the Sale of the Properties at this time represents an attractive return on the investment of the Unitholders.


                                                   THE AMENDMENT

         The Partnership Agreement permits Unitholders to approve a sale of substantially all of the Partnership's assets by voting at a meeting of Unitholders. In order to allow Unitholders to consent in writing to the Sale, as contemplated by this Statement, the General Partners deem it advisable to amend the Partnership Agreement to allow Unitholders to take actions by written consent in lieu of a meeting if the number of Units represented by the Unitholders so consenting represents the number of Units that would otherwise be required to take such action at any meeting of Unitholders. If consent of the Unitholders is obtained pursuant to this Statement, the General Partners further reserve the right to amend the Partnership Agreement to the extent necessary to consummate the Sale, provided that substantially the same legal and economic effect to the Unitholders of the Sale is achieved. The Partnership Agreement requires that the holders of a majority of Units consent to any amendment of the Partnership Agreement.

                         LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS

         The General Partners estimate that the net proceeds from the Sale (after the establishment of a reserve for payment of obligations relating to the ownership, management and operation of the Properties prior to the Closing Date) will be approximately $9,625,000, or $385 per Unit (prior to any reduction due to state or local tax withholding). The actual amount distributed per Unit may vary from Unitholder to Unitholder depending on the date of admission of a Unitholder to the Partnership.

         The Partnership will transfer to the Purchaser, in connection with the Sale on the Closing Date, any security or other deposits under the lease agreements for the Properties. To the extent any cash remains in the account of the Partnership after the Sale and the establishment of a reserve for payment of obligations relating to the ownership, management and operation of the Properties prior to the Closing Date, such cash will be distributed to the Unitholders in accordance with the terms of the Partnership Agreement.

         The Partnership intends to liquidate and dissolve as soon as practicable after the consummation of the Sale and to distribute the net proceeds of the Sale, along with any excess cash, to the Unitholders in accordance with the terms of the Partnership Agreement.


                                         GENERAL PARTNERS' RECOMMENDATION

         On October 14, 1997, the Development General Partner and the Board of Directors of the Administrative General Partner unanimously approved the Transaction, and directed that the Transaction be submitted to the Partnership's Unitholders for consent with the recommendation that Unitholders consent to the Transaction. The General Partners believe that the Transaction is in the best interests of the Partnership and the Unitholders, and, therefore, recommend that the Unitholders approve the Transaction.

Advantages of the Sale

         The General Partners' recommendations were based upon the following factors with respect to the Sale:

         Valuation. The General Partners believe that the aggregate Purchase Price for the Properties of approximately $30.0 million (including mortgage indebtedness encumbering the Properties and certain other liabilities to be assumed by the Purchaser) represents an attractive sales price. Investors or potential buyers of multifamily properties typically analyze an acquisition of a property based on an initial cash yield or direct capitalization methodology. The Purchase Price represents a per apartment unit value of approximately $46,600 and a direct capitalization rate of approximately 8.4%. The per apartment unit value and capitalization rate reflected by the Purchase Price represent attractive pricing compared to recent similar transactions in the Partnership's markets. The General Partners believe that the values reflected in the Purchase Price are available from the Purchaser because of the Purchaser's superior access to capital as a publicly traded REIT. The General Partners believe that it is unlikely that the Partnership would be able to achieve these values from a sale to third parties in a typical real estate transaction.

         Because of the anticipated effect on the values of the Properties of the conditions described under "Competition" and "Property Age" below, in March and April of 1996 the Administrative General Partner obtained an independent review of the value of each of the Properties from a commercial broker. These reviews did not constitute an appraisal of the Properties and were obtained for use as an internal resource to determine what factors potential investors might consider relevant in evaluating the Properties. The valuation reviews resulted in the following range of values and capitalization rates for the Properties:
(i) per apartment unit values ranging from $35,000 to $47,000 (with a weighted average per apartment unit value of approximately $42,000); (ii) capitalization rates ranging from 9.0% to 10.3%; and (iii) an aggregate purchase price for the Properties ranging from approximately $27,052,000 to $28,072,000. Although the Purchase Price compares favorably to the valuations set forth in the valuation reviews, because the valuation reviews are not appraisals and were conducted over 18 months ago, the General Partners did not rely on this information when forming a basis for their recommendation. The foregoing summary of the valuation reviews is provided for informational purposes only.

         Competition. Competition in each of the Partnership's respective apartment markets has increased significantly during the past two years. The strong economic growth in the Southeast region of the United States has led to renewed development of multifamily properties in the Southeast, which has resulted in an over-supply of apartment units. The Athens, Georgia market, where High Ridge is located, provides a good example of the challenges encountered by apartment owners in an over-built market. During the past two years, approximately 600 new apartment units have been constructed in Athens. With the demand for apartments remaining relatively stable, developers have been forced to offer substantial concessions in order to lease the newly constructed properties. The rents offered at these new apartment communities are lower than those historically charged at High Ridge, forcing the Partnership to lower rents. The Southland Station property located in Warner Robins, Georgia also has faced increased competition as a result of the construction of new apartment communities. In the past two years, 450 units have been added to that market with another 250 units to be completed by December 1998. The rents at these newly constructed units are less than those historically charged at Southland Station, thereby forcing the Partnership to reduce rents 6 to 7%. The Partnership also has been forced to deal with the loss of tenants who have moved into the approximately 400 recently constructed homes in Warner Robins. In many cases, former renters have been able to purchase homes with lower monthly mortgage costs than the rent charged at Southland Station. Operating results for the Properties already have begun to be adversely impacted by this increase in apartment supply, and future operating results likely will be further challenged, limiting the Partnership's ability to increase or maintain the level of distributions to Unitholders. A sale at this time takes advantage of a valuation based on historically high operating results, not yet fully affected by new apartment and single family home competition.

         Property Age. The average age of the Properties is 10 years. As such, operating results in recent years have begun to be adversely affected by the cost of capital expenditures required to maintain the Properties. Over the past three years, nearly $800,000 has been expended for siding, roof, asphalt, and other Property repairs, as well as painting and appliance replacements. While a 5% distribution to Unitholders has been achieved during the past few years, capital expenditure requirements in future years likely will adversely impact the Partnership's ability to increase or maintain the level of distributions to Unitholders.

Disadvantages of the Sale

         The primary disadvantages identified by the General Partners relating to the disposition of the Properties pursuant to the Sale included the following:

                  o The Sale of the Properties in a single  transaction may not yield as high an aggregate price as the sale of each of the Properties individually; and

                  o The Sale and subsequent liquidation of the Partnership will prevent the Unitholders from participating in any possible future improvement in the Partnership's markets that could result in increased returns and enhanced Property values.

         FOR THE FOREGOING REASONS, THE GENERAL PARTNERS HAVE
DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF
UNITHOLDERS AND RECOMMEND THAT UNITHOLDERS CONSENT TO THE
TRANSACTION.


                                               ACCOUNTING TREATMENT

         The Sale will be accounted for as a sale of assets. The Partnership estimates that the Sale of the Properties will result in a taxable gain of approximately $16,155,000 to the Partnership or approximately $588 per Unit.


                                      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         UNITHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE TRANSACTION. UNITHOLDERS MUST DEPEND UPON THE ADVICE OF THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECTS OF THE PROPOSED TRANSACTION IN LIGHT OF THEIR PARTICULAR SITUATIONS.

         The Sale will be a taxable transaction to the Unitholders. The Partnership will recognize gain or loss on the Sale equal to the difference between the amount realized by the Partnership on the Sale (generally, the cash received plus any liabilities of the Partnership assumed by the Purchaser) over its adjusted tax basis in the Properties. Any gain should be capital gain, provided the Properties have not been held primarily for sale to customers in the ordinary course of business (i.e., as "dealer" property), although a portion of the gain on the Sale may be taxable as ordinary income to the extent required by the depreciation recapture provisions of the Internal Revenue Code of 1986, as amended (the "Code").
Any loss on the Sale should be deductible as an ordinary loss.

         Under the Taxpayer Relief Act of 1997, any capital gain generally will be taxed to an individual Unitholder at a maximum rate of 20%, if the Partnership's holding period in the Properties is more than 18 months, and generally will be taxed at a maximum rate of 28%, if such holding period is more than one year but not more than 18 months. In the case of capital gain recognized on the sale of the Partnership's real property held for more than 18 months, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%.

         The Partnership's gain or loss on the Sale will be allocated to Unitholders in the manner provided by the profit and loss allocation provisions of the Partnership Agreement and as required by Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. Such gain or loss will correspondingly increase or decrease each Unitholder's tax basis in his interest in the Partnership. Such basis will also be decreased by a constructive distribution of money equal to the reduction in the Unitholder's share of the liabilities (if any) of the Partnership as a result of the Sale. Upon distribution of the proceeds of the Sale to the Unitholders, a Unitholder will recognize gain to the extent that the Unitholder's share of the proceeds (as determined under the Partnership Agreement) is greater than the Unitholder's tax basis in his interest in the Partnership (as adjusted for the Unitholder's allocable share of gain or loss on the Sale). To the extent a Unitholder has any unused passive activity losses under Section 469 of the Code that are attributable to the Properties (i.e., passive activity losses not previously deducted against passive activity or other taxable income of such Unitholder), such losses would be deductible in full as a result of the Sale if the Unitholder is deemed to have made a complete disposition of his interest in such passive activity, and therefore would be available to offset such Unitholder's allocable share of any gain resulting from the Sale. Upon liquidation of the Partnership, the Unitholder will recognize a loss to the extent that the basis of his interest in the Partnership exceeds the amounts distributed to him in liquidation (assuming such Unitholder is distributed only cash in such liquidation). Such gain or loss will be capital gain or loss, assuming the Unitholder held his interest as a capital asset, and the holding period described above will determine the applicable capital gains tax rate.

         Any gain recognized by a Unitholder may also be subject to state and local income taxes. In the case of Properties located in Georgia, for example, a Unitholder will be subject to a maximum Georgia income tax of 6% of the Unitholder's allocable share of the net income or gain from the Sale of such Properties. The Partnership generally will be required to withhold and pay over to the Georgia income tax authority an amount equal to 4% of any cash distributions made to Unitholders that are not residents of Georgia that reasonably relate to income from a Property located in Georgia and which are not return of capital distributions or distributions of previously taxed income, unless a composite return is filed by the Partnership on behalf of its non-Georgia residents that reports and remits the Georgia state income tax on behalf of such Unitholders. Any tax withheld is creditable against the nonresident Unitholder's Georgia income tax liability. Further, Georgia also imposes a withholding tax on transfers of Georgia real estate by nonresidents of Georgia, which is creditable against the nonresident's Georgia income tax liability. Thus, unless certain exceptions apply, the Purchaser will be required to withhold from the Sales proceeds and pay over to the Georgia income tax authority an amount equal to 3% of the Sales proceeds (or gain recognized by the Partnership, if less, provided the Partnership provides an affidavit of its gain to the Purchaser) on the Sale of a Property located in Georgia if the Partnership is considered to be a nonresident of Georgia.

         Any gain recognized by the Partnership that is allocable to a non-U.S. Unitholder will be subject to federal income tax withholding under Section 1446 of the Code.

                                              SELECTED FINANCIAL DATA

         Revenues and net earnings (loss) information for the Partnership furnished below is for the years ended December 31:

                                    1996             1995               1994               1993              1992
Revenues:
     Rental income                 $ 4,799,909       $ 4,644,851        $ 4,451,569        $ 4,244,572       $ 4,012,849
     Interest income                    61,955            67,677             49,805             57,850            77,481
Gain on settlement                   --                  299,228         --                 --                --
   of lawsuit
Net loss                             (371,349)         (116,742)          (411,601)          (497,282)         (718,240)
Net loss per Unit                      (13.48)            (4.24)            (14.94)            (18.05)           (26.07)
Total assets                        16,006,582        16,786,004         17,842,224         19,656,345        20,591,485
Mortgage loans                      20,400,000        20,200,950         20,326,886         20,356,533        20,356,533
   payable
Partners' capital (deficit)        (4,921,350)       (3,998,981)        (3,005,708)        (1,293,087)         (244,785)
Book Value per Unit                   (172.91)          (139.43)           (105.19)            (40.62)            (2.57)

         The above selected  financial  data should be read in conjunction  with
the   Partnership's   financial   statements  and  accompanying   notes  in  the
Partnership's 10-K incorporated by reference in this Statement.


                               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Voting Securities; Record Date

         As of the Record Date, there were 27,000 Units outstanding, which represent all of the voting securities of the Partnership. Each Unit is entitled to one vote. Only Unitholders of record as of the Record Date will be entitled to notice of and to execute and deliver a Consent Form.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of the Record Date, the beneficial ownership of Units of the Partnership of the Development General Partner, the individual directors and officers of the Administrative General Partner and all of the directors and officers as a group.


                                            Units                Percent
Name                                  Beneficially Owned        of Class

John M. Prugh                                 10                    *
John F. Flournoy                               0                   --
Directors and Officers of
Administrative General
Partner as a Group                            10                    *
---------------
*Less than 1% of class.


                                          MARKET FOR UNITS; DISTRIBUTIONS

         There is no established public trading market for the Units.

         The Partnership declared quarterly cash distributions to Unitholders for 1992 through the third quarter of 1997 as set forth in the following table:


   Qtr.(a)        1997            1996             1995             1994           1993           1992

     1st         $5.00            $5.00           $5.00             $5.00         $5.00           $5.00
     2nd          5.00             5.00           15.00(b)        34.00(c)         5.00            5.00
     3rd           (d)             5.00            5.00              5.00          5.00            5.00
     4th           --              5.00            5.00              5.00           5.00           5.00
    Totals                       $20.00          $30.00            $49.00         $20.00         $20.00

---------------
(a) Quarterly distributions generally are paid within 45 days of the end of the calendar quarter.
(b) Includes a special distribution of $10.00 per Unit from proceeds of litigation settlement.
(c) Includes a special distribution of $29.00 per Unit from excess financing proceeds.
(d) The Partnership expects that the distribution for the 3rd quarter of 1997 will be made on or about November 15, 1997.

                                                   OTHER MATTERS

         There are no matters other than as set forth in this Statement for which Consent Forms are being solicited.


                                            INCORPORATION BY REFERENCE

         The following documents, which have been previously filed by the Partnership with the Securities and Exchange Commission, are hereby incorporated herein by reference:

           (1) The Partnership's 10-K for the year ended December 31, 1996; and

                  (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (1) above.

         Pursuant to the regulations of the Securities and Exchange Commission, the Partnership will provide to each Unitholder of record on the Record Date, without charge and upon written or oral request of such person, copies of all reports (excluding exhibits) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report in (1) above.

         A copy of the Partnership's 10-K for the year ended December 31, 1996, is being sent to Unitholders concurrently with this Statement.

                                    BROWN-FLOURNOY EQUITY INCOME
                                            FUND LIMITED PARTNERSHIP

                               By:  Brown Equity Income Properties, Inc.
                                    Administrative General Partner


                               By:
                                    John M. Prugh
                                    President and Director



                               By:
                                    John F. Flournoy
                                    Development General Partner

October __, 1997

                                                  BROWN-FLOURNOY
                                      EQUITY INCOME FUND LIMITED PARTNERSHIP

                                      CONSENT FORM REGARDING SALE OF ASSETS,
                                                PURCHASE AGREEMENT
                                                  AND LIQUIDATION


         The undersigned, a holder of units ("Units") of Class A Limited Partnership interests in Brown-Flournoy Equity Income Fund Limited Partnership (the "Partnership"), hereby


|_| CONSENTS           |_| DOES NOT CONSENT                    |_| ABSTAINS

(i) to the amendment of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated October 26, 1986, pursuant to which the Partnership was formed (the "Amendment"), and (ii) to the sale of all of the real estate assets of the Partnership to Mid-America Apartments, L.P. (the "Sale") pursuant to a Purchase and Sale Agreement dated as of October 14, 1997, between the Partnership and Mid-America Apartments, L.P. (the "Purchase Agreement"), each as more fully described in the accompanying Solicitation Statement. The Units represented by this Consent will be deemed to have been voted in accordance with the election specified by the holder named below. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO EACH OF THE SALE AND THE AMENDMENT. BY EXECUTION HEREOF, THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE SOLICITATION STATEMENT.

         THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS ON BEHALF OF THE PARTNERSHIP.

         The  Partnership  reserves  the  right to waive any  conditions  to, or
modify  the  terms  of,  the   Solicitation  (as  defined  in  the  Solicitation
Statement).

         A Consent Form given, if effective, will be binding upon the holder of the Units who gives such Consent Form and upon any subsequent transferees of such Units, subject only to revocation by the delivery of a written notice of revocation by the Unitholder, executed and filed in the manner and within the time period described in the Solicitation Statement.

         IN ORDER TO COUNT, THIS CONSENT FORM MUST BE RECEIVED BY THE PARTNERSHIP PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER ___, 1997.

         This fully completed and executed Consent Form should be sent by mail in the self-addressed, postage-paid envelope enclosed for that purpose, or by overnight courier, or by facsimile, to the Partnership, as follows:


If delivered by mail or by courier, to:    If delivered by facsimile, to:

Brown Equity Income Properties, Inc.       Brown Equity Income Properties, Inc.
Attn: Taylor Classen                       Attn: Taylor Classen
225 East Redwood Street                    Facsimile Number:    (410) 625-2694
Baltimore, Maryland 21202                  Telephone Number:    (410) 727-4083



                                          THIS CONSENT FORM CONTINUES AND
                                         MUST BE SIGNED ON THE SECOND PAGE
                                                        -1-

                                                  BROWN-FLOURNOY
                                      EQUITY INCOME FUND LIMITED PARTNERSHIP
         Please sign your name below exactly in the same manner as the name(s) in which ownership of the Units is registered. When Units are held by two or more joint holders, all such holders must sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                  Date:             ____________________, 1997



                  Signature:        _________________________


                  Name:             _________________________
                  (Please Print)





                  Signature if
                  held jointly:     _________________________


                  Name:             _________________________
                  (Please Print)

                                                        -2-